EXHIBIT 99.1

FERRELLGAS ACQUIRES RIO GRANDE VALLEY GAS, INC. IN SOUTHEAST TEXAS

Key transaction continues the partnership’s recent expansion in the Lone Star State

OVERLAND PARK, KS (January 5, 2012) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane retailers, announced today the acquisition of Rio Grande Valley Gas, Inc, of Edinburg, Texas. The transaction adds nearly 2,500 customers to the partnership’s existing base and strengthens the partnership’s presence in the fast-growing border-area market. Specific terms of the transaction were not disclosed.

“The addition of Rio Grande Valley Gas is the most recent example of our commitments to growth in the Lone Star State and smart growth through acquisition. We expect this acquisition to be immediately accretive,” says President and Chief Executive Officer Steve Wambold. “We welcome our new employees and customers, and look forward to continuing Rio Grande Valley Gas’ traditions of excellent service and safety.”

The addition of Rio Grande Valley Gas is seen as a strong complement to the company’s recent acquisition of Federal Petroleum, which offers service to the Weslaco and Brownsville area, and to its existing operations in San Benito. Ferrellgas’ service footprint now extends deeply into the Rio Grande Valley, a rapidly expanding business and residential market.

Rio Grande Valley Gas is Ferrellgas’ third acquisition in Texas this fiscal year, following the additions of Welch Propane on November 30, and Federal Petroleum Company on October 20. It is the company’s fifth acquisition of its fiscal year, which began on August 1. Ferrellgas has completed approximately 235 acquisitions during its 72-year history, a strategy that has grown the company from a single-location, independently owned propane retailer to a publicly traded, Fortune 1000 company that is now one of the largest propane companies in the country.

Ferrellgas Partners, L.P. is a Fortune 1000 company and, through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the company can be found at http://www.ferrellgas.com.

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Contact:

Scott Brockelmeyer, Media Relations - 913-661-1830

Tom Colvin, Investor Relations - 913-661-1530